UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
March 31, 2009
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On March 31, 2009, Clearwire US LLC (“Clearwire US”), an indirect subsidiary of Clearwire Corporation (the “Company”), entered into a Customer Care and Billing Services Agreement (the “Agreement”) with Amdocs Software Systems Limited, effective immediately, under which Amdocs will provide a customized customer care and billing platform (the “Platform”) to Clearwire US and its subsidiaries and affiliates. In connection with the provision of these services and the establishment of the Platform, Amdocs will also license certain of its software to Clearwire US.
The initial term of the Agreement commences on March 31, 2009 and ends on the earliest to occur of (i) seven (7) years from the date of the Agreement (to be extended under certain circumstances relating to conversion of subscribers to the new system) or (ii) the termination of the Agreement pursuant to its terms. Clearwire US also has the right to terminate for convenience upon twelve (12) months notice to Amdocs, effective starting 30 months from the effective date of the Agreement, and both parties have the right to terminate due to default of the other party, pursuant to a dispute resolution procedure set forth in the Agreement. The Agreement also provides that Amdocs will provide certain transition assistance services to Clearwire US for a specified period of time following the termination or expiration of the Agreement.
     Under the terms of the Agreement, Clearwire US is required to pay Amdocs licensing fees, implementation fees, monthly subscriber fees, and reimbursable expenses. In addition, the Agreement contains detailed terms governing implementation and maintenance of the Platform; performance specifications; acceptance testing; charges, credits and payments; and warranties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION

Dated: April 6, 2009	By:	/s/ Broady R. Hodder
Broady R. Hodder Senior Vice President and General Counsel